Exhibit 1 to Form 8-K
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For further information contact:
                                         ServiceMaster
                                           Claire Buchan, VP Comm. (630)271-2150
                                           Bruce Duncan, VP IR, (630)271-2187
                                           Steven Preston, CFO, (630)271-2637
                                         LandCare
                                           Peter Forbes, CFO, (713)331-4145


FOR IMMEDIATE RELEASE
March 16, 1999


        SERVICEMASTER AND LANDCARE ANNOUNCE AVERAGE
        SERVICEMASTER SHARE PRICE IN THE LANDCARE MERGER

DOWNERS GROVE, Illinois and HOUSTON, Texas -- ServiceMaster (NYSE:SVM) and LandCare USA, Inc. (NYSE:GRW) today announced that the average ServiceMaster share price applicable to the pending acquisition of LandCare USA Inc. by ServiceMaster is $18.5219. A meeting of LandCare stockholders to consider and vote on the merger agreement is scheduled for 10:00 a.m. Central Standard Time on March 18, 1999. If the merger agreement is approved, LandCare stockholders will receive ServiceMaster shares in exchange for their LandCare stock based on an exchange ratio of 0.55 ServiceMaster shares for each LandCare share. The average ServiceMaster share price was determined by the average New York Stock Exchange composite tape closing price of ServiceMaster shares for the 20 trading days ending March 15, 1999.

     ServiceMaster serves more than 10.5 million customers in the United States and in 41 countries around the world, with annual customer level revenue of $6.4 billion. ServiceMaster is a network of quality service companies with two major operating segments, ServiceMaster Consumer Services and ServiceMaster Management Services.

     ServiceMaster Consumer Services now includes eight market-leading companies-- TruGreen-ChemLawn, Terminix, American Home Shield, Rescue Rooter, ServiceMaster Residential and Commercial Services, Merry Maids, AmeriSpec and Furniture Medic-- which operate through the ServiceMaster Quality Service Network of approximately 5,800 U.S. Company-owned locations and franchised businesses.

        ServiceMaster Management Services is the leading facilities management company serving health care, education, and business and industrial facilities with management of plant operations and maintenance, housekeeping, clinical equipment maintenance, food service, laundry, grounds and energy.

        In accordance with the Private Securities Litigation Reform Act of 1995, the Company notes that statements that look forward in time, which include everything other than historical information, involve risks and uncertainties that may affect the Company's actual results of operations. Factors which could cause actual results to differ materially include the following (among others): weather conditions adverse to certain of the Company's Consumer Services businesses, the entry of additional competitors in any of the markets served by the Company, labor shortages, consolidation of hospitals in the healthcare market, the condition of the U.S. economy, the inability of key suppliers to achieve timely Y2K compliance in their delivery systems or the inability of the Company to make its own systems Y2K compliant, and other factors listed from time to time in the Company's filings with the Securities and Exchange Commission.